EXHIBIT 4.2



                                 PROMISSORY NOTE

$150,000.00                                                   February ___, 1999



                  FOR VALUE RECEIVED, Executive TeleCard, Ltd. d/b/a eGlobe, Inc., a Delaware corporation (the "Maker"), promises to pay to the order of SANFORD H. LEVINGS, JR. and DAVID J. MCDANIEL and HAROLD M. SOLOMON, (collectively, the "Holder"), at 229 Peachtree Street, Suite 1102, Atlanta, Georgia 30303, or at such other place as the Holder of this Note may from time to time designate, the principal amount of One Hundred Fifty Thousand United States Dollars ($150,000.00) in twelve (12) equal monthly installments of Twelve Thousand Five Hundred United States Dollars ($12,500.00). The first $12,500 payment under this Note shall be due and payable on March 5, 1999 and each subsequent payment shall be due on the fifth (5th) day of each month until February 5, 2000. There shall be no interest due or payable under this note. Payment hereunder shall be made in lawful money of the United States of America.

                  The unpaid principal amount of this Note may be prepaid in whole or in part at any time or times without premium or penalty.

                  This Note is subordinated in right of payment to a Promissory Note dated February 23, 1998 payable to IDT Corporation in the original principal amount of $7,500,000.

                  This Note is subordinated in right of payment to a Promissory Note dated June 18, 1998 payable to Seymour Gordon in the original principal amount of $1,000,000.

                  The occurrence of any one or more of the following shall constitute an event of default ("Event of Default") hereunder:

                  (1) Failure to pay, when due, the principal, any interest, or any other sum payable hereunder (whether upon maturity hereof, upon prepayment date, upon acceleration, or otherwise).

                  (2) The failure of the Maker generally to pay its debts as such debts become due, the admission by the Maker in writing of its inability to pay its debts as such debts become due, or the making by Maker of any general assignment for the benefit of creditors;


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                  (3) The commencement by the Maker of any case, proceeding,  or
         other   action   seeking   reorganization,   arrangement,   adjustment,
         liquidation, dissolution, or composition of its debts under any law relating to bankruptcy, insolvency, or reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for all or any substantial part of its property;

                  (4) The commencement of any case, proceeding, or other action against Maker seeking damages greater than $250,000 and seeking to have any order for relief entered against the Maker as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of the Maker or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for the Maker or for all or any substantial part of the property of the Maker, and (i) the Maker shall, by any act or omission, indicate its consent to, approval of, or acquiescence in such case, proceeding or action; or (ii) such case, proceeding, or action results in the entry of an order for relief which is not fully stayed within seven business days after the entry thereof.

                  Upon the occurrence of any such Event of Default hereunder, the entire principal amount hereof, and all accrued and unpaid interest thereof, shall be accelerated, and shall be immediately due and payable, at the option of the Holder without demand or notice, and in addition thereto, and not in substitution therefor, the Holder shall be entitled to exercise any one or more of the rights and remedies provided by applicable law. Failure to exercise said option or to pursue such other remedies shall not constitute a waiver of such option or such other remedies or of the right to exercise any of the same in the event of any subsequent Event of Default hereunder.

                  In the event that the principal amount hereof, any interest or any other sum due hereunder is not paid when due and payable, the whole of the unpaid principal amount evidenced hereby and all unpaid accrued interest thereon shall from the date when such payment was due and payable until the date of payment in full thereof, bear interest at the higher of the rate of interest hereinbefore provided for or the rate of thirteen percent (13%) per annum, which rate, if applicable, shall commence, without notice, immediately upon the date when said payment was due and payable.

                  The Maker promises to pay all costs and expenses (including, without limitation, attorneys' fees and disbursements) incurred in connection with the collection thereof.
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                  Any payment on this Note  coming due on a Saturday,  a Sunday, or a day which is a legal holiday in the place at which a payment is to be made hereunder shall be made on the next succeeding day which is a business day in such place, and any such extension of the time of payment shall be included in the computation of interest hereunder.

                  THIS NOTE IS NOT A NEGOTIABLE INSTRUMENT AND THEREFORE IS NOT SUBJECT TO ARTICLE 3 OF THE UNIFORM COMMERCIAL CODE.

                  The Agreement and Plan of Merger among Executive TeleCard, Ltd. d/b/a eGlobe, Inc., eGlobe Merger Sub No. 2, Inc., TeleKey, Inc. and the Stockholders of TeleKey, Inc., dated as of February 3, 1999 ("Agreement") is incorporated by reference.

                  Whenever used herein, the words "Maker" and "Holder" shall be deemed to include their respective successors and assigns.

                  This Note shall be governed by and construed under and in accordance with the laws of the state of New York (but not including the choice of law rules thereof).

                  IN WITNESS WHEREOF, the undersigned has duly executed this Note, or have caused this Note to be duly executed on their behalf, as of the day and year first hereinabove set forth.

                                            EXECUTIVE TELECARD, LTD.
                                            D/B/A EGLOBE, INC.

                                            By:
                                               ---------------------------------
                                                 Name:
                                                       -------------------------
                                                 Title:
                                                       -------------------------




Wiring instructions for payments of principal under this note:
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